Exhibit 99.1

BIOSTAR PHARMACEUTICALS, INC. COMMENCES THE FULL IMPLEMENTATION OF NEW RURAL COOPERATIVE SUPPLY NETWORK PLAN

Biostar's products have reached 1300 sales outlets in untapped rural markets Biostar plans to expand the network to cover 10,000 sales outlets by 2011

Press Release
Source: Biostar Pharmaceuticals, Inc.
On Tuesday July 7, 2009, 8:00 am EDT

XIANYANG, China, July 7 /PRNewswire-Asia-FirstCall/ -- Biostar Pharmaceuticals, Inc. (OTC Bulletin Board: BSPM - News; "Biostar" or "the Company"), a Xianyang based developer, manufacturer and supplier of pharmaceutical products and medical nutrients addressing a variety of diseases and conditions, today announced that the Company has commenced the full implementation of the new rural cooperative medical drug supply network plan.

Since the beginning of April, Biostar has deployed over 30 salesmen to set up a network covering 1,320 sales outlets in the rural areas of 10 counties in Shaanxi province. This is part of Biostar's plan to build a rural supply network covering 10,000 sales outlets in two years throughout six provinces including Shaanxi, Gansu, Henan, Hebei, Liaoning, and Shandong. The goal is to build the largest regional pharmaceutical supply network in rural areas and provide the patients in these areas the fastest, the most favorable and the most comprehensive pharmaceutical services.

There are approximately 50,000 township hospitals and 730,000 clinics in rural China and sales to these organizations facilitate approximately 38.2% of the country's total pharmaceutical sales. The pharmaceutical sales in rural China will be driven by two key factors: the increase in disposable income of farmers and the government's plan, backed by a significant capital commitment, to improve the healthcare system in rural areas.

Ms. Amei Zhang, Chief Operating Officer, commented, "The reform of the PRC medical system, the implementation of the new rural cooperative medical subsidies from the Chinese government, and the policy to establish at least one clinic in every village have set the framework for us to aggressively expand our sales network in rural areas. We expect to capitalize on this opportunity to achieve incremental revenue and net income growth for our Company going forward," Ms. Amei Zhang concluded.

The New Cooperative Medical Scheme (NCMS) is a heavily subsidized voluntary health insurance program established in 2003 to reduce the risk of catastrophic health spending for rural residents in China. To address the healthcare issue of rural residents, by the year 2010 the central government plans to increase the subsidy to farmers participating in the new rural cooperative medical scheme from the original 40 Yuan per person per year to 120 Yuan.

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly-owned subsidiary in China, develops, manufactures and markets pharmaceutical and medical nutrient products for a variety of diseases and conditions. The Company's most popular product is its Xin Ao Xing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, Biostar manufactures two broad-based OTC products, two prescription-based pharmaceuticals and ten nutrients. The Company has adopted international standards and is in the process of applying for three patents.

Safe Harbor Statement

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our S-1 dated June 27, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, our 10-K for the year ended December 31, 2008, and other recent filings. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

    For further information, contact:

     Ms. Elaine Zhao, CFO
     Tel:   +1-626-456-2789
     Email: elaine@biostarpharmaceuticals.com

     John Mattio
     HC International, Inc.
     Tel:   +1-914-669-5340
     Email: john.mattio@hcinternational.net
     Web:   http://www.hcinternational.net